                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             EQUITY MARKETING, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

                             EQUITY MARKETING, INC.

                                 APRIL 28, 1998

Dear Stockholder:

     We cordially invite you to attend our 1998 Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 27, 1998 at the Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California 90212. Enclosed are the Notice of Annual Meeting, Proxy Statement and a Proxy Card relating to the Annual Meeting which we urge you to read carefully. Also enclosed is the Company's 1997 Annual Report to Stockholders. Whether or not you expect to attend the Annual Meeting, please sign and date the enclosed Proxy Card and return it as promptly as possible to ensure that your shares will be voted. Because mail delays occur frequently, it is important that the enclosed Proxy Card be returned well in advance of the meeting.

                                        ON BEHALF OF YOUR BOARD
                                        OF DIRECTORS

                                        /s/  STEPHEN P. ROBECK
                                        ----------------------------------------
                                        STEPHEN P. ROBECK
                                        Chairman and Co-Chief Executive Officer

                                        /s/  DONALD A. KURZ
                                        ----------------------------------------
                                        DONALD A. KURZ
                                        President and Co-Chief Executive Officer

                             EQUITY MARKETING, INC.
             131 SOUTH RODEO DRIVE, BEVERLY HILLS, CALIFORNIA 90212

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 27, 1998

TO THE STOCKHOLDERS OF
EQUITY MARKETING, INC.:

     Notice is hereby given that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Equity Marketing, Inc., a Delaware corporation (the "Company"), will be held at the Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California 90212, on Wednesday, May 27, 1998, beginning at 10:00 a.m., local time. The Annual Meeting will be held for the following purposes:

     1. To elect five members of the Board of Directors, each to hold office until the 1999 Annual Meeting and until his successor is elected and qualified;

     2. To ratify the selection of Arthur Andersen LLP as the Company's independent auditor;

     3. To approve certain amendments to the Equity Marketing, Inc. Stock Option Plan, including increasing the number of shares which may be issued under the Plan from 1,640,000 shares to 2,240,000 shares; and

     4. To approve certain amendments to the Equity Marketing, Inc. Non-Employee Director Stock Option Plan, including increasing the number of shares which may be issued under the Plan from 290,000 shares to 500,000 shares;

     5. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

     The Board of Directors has fixed April 24, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof, and only stockholders of record at the close of business on that date are entitled to such notice and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and at the offices of the Company for ten days prior to the Annual Meeting.

     We hope that you will use this opportunity to take an active part in the affairs of the Company by voting on the business to come before the Annual Meeting, either by executing and returning the enclosed Proxy Card or by casting your vote in person at the Annual Meeting.

     STOCKHOLDERS UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A STAMPED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF A STOCKHOLDER RECEIVES MORE THAN ONE PROXY CARD BECAUSE HE OR SHE OWNS SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED AND RETURNED.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ MICHAEL J. WELCH

                                          MICHAEL J. WELCH
                                          Secretary

Beverly Hills, California
April 28, 1998

                             EQUITY MARKETING, INC.
                             131 SOUTH RODEO DRIVE
                        BEVERLY HILLS, CALIFORNIA 90212
                                 (310) 887-4300
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 27, 1998

                                  INTRODUCTION

     This Proxy Statement is furnished to the stockholders by the Board of Directors of Equity Marketing, Inc., a Delaware corporation (the "Company"), for solicitation of proxies for use at the 1998 Annual Meeting of Stockholders to be held at the Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California 90212, on Wednesday, May 27, 1998, at 10:00 a.m., local time, and at any and all adjournments thereof (the "Annual Meeting").

     The expense of this solicitation of proxies will be borne by the Company. Solicitations will be made only by use of the mail except that, if deemed desirable, officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal calls. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons and the Company will reimburse them for their reasonable expenses incurred in this connection.

     The Company's Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 1997, accompanies but does not constitute part of this Proxy Statement.

     The purpose of the Annual Meeting and the matters to be acted upon are set forth in the attached Notice of Annual Meeting. As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the Annual Meeting. A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by submitting a duly executed proxy bearing a later date or by delivering to the Secretary of the Company a written notice of revocation prior to the Annual Meeting, or by appearing at the Annual Meeting and expressing a desire to vote his or her shares in person. Subject to such revocation, all shares represented by a properly executed proxy received prior to or at the Annual Meeting will be voted by the proxy holders whose names are set forth in the accompanying proxy in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted "FOR" the election of the nominees for director set forth herein, "FOR" the proposal to ratify the appointment of Arthur Andersen LLP as the independent auditor of the Company for the fiscal year ending December 31, 1998, "FOR" the approval of the amendments to the Equity Marketing, Inc. Stock Option Plan (the "Option Plan") and "FOR" the approval of the amendments to the Equity Marketing, Inc. Non-Employee Director Stock Option Plan (the "Director Plan"). If any other business shall properly come before the meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the judgment of the persons acting under said proxies.

     It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed proxy will commence on or about April 28, 1998.

                    OUTSTANDING SECURITIES AND VOTING RIGHTS

     Only stockholders of record at the close of business on April 24, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At that date there were 6,010,103 outstanding shares of common stock, par value $.001 per share, of the Company (the "Common Stock"), the only outstanding voting security of the Company.

     The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of the broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority. The effect of broker non-votes on the specific items to be brought before the Annual Meeting is discussed under each item.

     As of the Record Date, Stephen P. Robeck and Donald A. Kurz, who are each executive officers and directors of the Company, possessed the power to vote approximately 48% of the outstanding Common Stock. The Company has been advised that Messrs. Robeck and Kurz intend to vote all of the shares beneficially owned by them "FOR" the Proposals.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as to the shares of Common Stock owned as of the Record Date by (i) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock; (ii) each director; (iii) each executive officer named in the Summary Compensation Table included under "Executive Compensation and Related Matters"; and (iv) all directors and nominees and executive officers of the Company as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the address of each person shown is c/o Equity Marketing, Inc., 131 South Rodeo Drive, Beverly Hills, California 90212.

                                                               NUMBER OF       PERCENT
                                                                 SHARES      COMMON STOCK
                                                              BENEFICIALLY   BENEFICIALLY
                                                                OWNED(1)       OWNED(1)
                                                              ------------   ------------
Donald A. Kurz(2)...........................................   1,532,973         25.5%
Stephen P. Robeck(3)........................................   1,365,026         22.7%
Delaware Management Holdings, Inc.(4).......................     370,660          6.2%
Bruce Raben(5)..............................................     122,140          2.0%
Kim Thomsen(6)..............................................      82,338          1.4%
Lawrence Elins(7)...........................................      37,358            *
Merrill M. Kraines(8).......................................      30,000            *
Albert Ovadia(6)............................................      20,021            *
Michael Welch(6)............................................      11,048            *
Sanford R. Climan(9)........................................          --            *
All Executive Officers and Directors as a Group (11
  persons)(1)...............................................   3,271,565         51.2%

---------------
* Less than one percent.

(1) In accordance with Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), shares beneficially owned at any date include shares issuable upon the exercise of options, warrants, rights or conversion privileges within 60 days of the that date. For the purpose of computing the percentage of outstanding shares beneficially owned by a particular person, any securities not outstanding which are subject to options, warrants, rights or conversion privileges exercisable by that person within 60 days of the Record Date have been deemed to be outstanding, but have not been deemed outstanding for the purpose of computing the percentage of the class beneficially owned by any other person.

(2) Includes 5,000 shares issuable upon exercise of options.

(3) Includes (i) 5,000 shares issuable upon exercise of options and (ii) 1,353,750 shares held by the Robeck 1997 Trust. Mr. Robeck and his wife are co-trustees of the Robeck 1997 Trust and have sole voting and dispositive power over such shares.

(4) Includes voting power with respect to only 103,700 shares. The business address of Delaware Management Holdings, Inc. is 2005 Market Street, Philadelphia, PA 19103. The information with respect to Delaware Management Holdings, Inc. is based solely upon a Schedule 13G dated February 9, 1998, filed by that entity.

(5) Includes 122,140 shares issuable upon exercise of options. The business address of Mr. Raben is CIBC Wood Gundy 1999 Avenue of the Stars, Suite 2340, Los Angeles, California 90067.

(6) Represents shares issuable upon exercise of options.

(7) Includes 33,334 shares issuable upon exercise of options. The business address of Mr. Elins is Elins Enterprises, 15260 Ventura Blvd., Suite 1020, Sherman Oaks, California 91403.

(8) Represents 30,000 shares issuable upon exercise of options. The business address of Mr. Kraines is Fulbright & Jaworski L.L.P., 666 Fifth Ave., New York, New York 10103. Mr. Kraines, a Director of the Company, will not be standing for re-election.

(9) The business address of Mr. Climan is Creative Artists Agency, 9830 Wilshire Blvd., Beverly Hills, California 90212.

                             ELECTION OF DIRECTORS

     A Board of five Directors is to be elected at the Annual Meeting, to hold office until the 1999 Annual Meeting of Stockholders and thereafter until their respective successors are elected. The Board of Directors proposes the five nominees named below. All nominees have advised the Company that they are able and willing to serve as directors. However, if any nominee is unable to or for good cause will not serve, the persons named in the accompanying proxy will vote for any other person nominated by the Board of directors.

     If one or more other persons are nominated as directors, the five nominees receiving the highest number of votes will be elected as directors. Accordingly, abstentions and broker non-votes will have no affect on the election of directors.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
                          OF THE NOMINEES LISTED BELOW

     The following table sets forth the names and ages of the nominees of the Board of Directors.

                            NAME                              AGE   DIRECTOR SINCE
                            ----                              ---   --------------
Stephen P. Robeck...........................................  49         1989
Donald A. Kurz..............................................  42         1990
Sanford R. Climan...........................................  42           --
Lawrence Elins..............................................  50         1994
Bruce Raben.................................................  44         1993

     STEPHEN P. ROBECK has been a senior executive of the Company and its predecessor business since 1986. He became a director of the Company in 1989 and was elected Chairman and Co-Chief Executive Officer in September 1991. Between 1987 and September 1991, Mr. Robeck served as Chief Operating Officer of the Company. Mr. Robeck received a BA in philosophy from Lake Forest College.

     DONALD A. KURZ joined the Company as Executive Vice President and was elected a director in September 1990, and was elected President and Co-Chief Executive Officer in September 1991. Prior to joining the Company, Mr. Kurz was a management consultant for seven years with the general management consulting division of Towers Perrin, where he was a Vice President (Senior Partner) and, most recently,

Manager of the New York office. Mr. Kurz received his BA from The Johns Hopkins University and his MBA from the Columbia University Graduate School of Business.

     SANFORD R. CLIMAN was employed by Creative Artists Agency ("CAA") from June 1986 to September 1995. From October 1995 through May 1997, Mr. Climan was Executive Vice President and President, Worldwide Business Development of Universal Studios, Inc. In June 1997, Mr. Climan returned to CAA as member of its senior executive team. Mr. Climan received his BA from Harvard College, a Master of Science in Health Policy and Management from the Harvard School of Public Health and his MBA from Harvard Business School.

     LAWRENCE ELINS was employed by Applause, Inc., toy and gift manufacturer, until 1988, where he served as President. Since 1988 Mr. Elins has been President of Elins Enterprises, a financial and real estate investment company. Mr. Elins received his BA from California State University Northridge.

     BRUCE RABEN was an Executive Vice President of Jeffries & Company, Inc., an investment banking firm, from 1990 through 1995. In 1996 Mr. Raben joined CIBC Wood Gundy, an investment banking firm, as a Managing Director. Mr. Raben is also a director of Terex Corp. and Optical Security, Inc. Mr. Raben received a BA from Vassar College and an MBA from the Columbia University Graduate School of Business.

     During 1997, the Board of Directors met 11 times. Each director attended more than seventy-five percent of the Board of Directors meetings and the meetings of Board committees on which he served.

COMMITTEES OF THE BOARD

     Audit Committee. The Board has an Audit Committee whose members at the date of this Proxy Statement were Messrs. Elins, Raben and Merrill Kraines. The Audit Committee reviews the audit and control functions of the Company, the Company's accounting principles, policies and practices and financial reporting, the scope of the audit conducted by the Company's independent auditors, the fees and all non-audit services of the independent auditors and the independent auditors' opinion and letter of comment to management (if any) and management's response thereto. The Audit Committee met two times in 1997.

     Compensation Committee. The Board has a Compensation Committee whose members at the date of this Proxy Statement were Messrs. Elins, Raben and Kraines. The Compensation Committee is authorized to review and recommend to the Board the salaries, bonuses and perquisites for the Company's executive officers and to administer the Company's Option Plan. The Compensation Committee also reviews and recommends to the Board any new compensation or retirement plans. During 1997, the Compensation Committee met four times.

DIRECTOR COMPENSATION

     Standard Compensation. Directors who are not employees of the Company or its subsidiaries ("Non-employee directors") receive $20,000 per year. Directors who are employees of the Company or its subsidiaries serve as directors without compensation.

     Stock Options. Non-employee directors receive additional compensation in the form of stock options granted automatically under the Director Plan. Each non-employee director automatically receives an option to purchase 25,000 shares of Common Stock upon initial election to the Board of Directors and an additional option to purchase 10,000 shares of Common Stock on each anniversary of the initial election. The exercise price of each option is the fair market value of the Company's Common Stock on the date of grant and the options vest in full six months after the date of grant. As amended, the Director Plan would provide that each non-employee director would receive options to purchase 35,000 shares of Common Stock upon the date such non-employee director first joins the Board of Directors, such options vesting six months after the date of grant, and options to purchase 30,000 shares of Common Stock the first time such non-employee director is elected to the Board of Directors by the stockholders and each third time thereafter such non-employee director is elected to the Board of Directors by the shareholders, such options vesting in three equal installments on each of the first, second and third anniversary of the date of grant. If a non-employee director first joins the Board of Directors upon election by the stockholders, such non-employee director would receive both grants of options on the same date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Donald A. Kurz, President and Co-Chief Executive Officer and a director of the Company, is indebted to the Company pursuant to promissory notes dated September 27, 1991 in an aggregate original principal amount of $106,667 bearing interest at an annual rate of 8.41%. These notes were issued in connection with the purchase of Common Stock by Mr. Kurz from the Company. The notes are subject to a Loan Forgiveness Agreement dated September 27, 1991 pursuant to which the notes are being forgiven at 10% per year, provided that Mr. Kurz remains employed with the Company. The highest amount of principal and interest outstanding under these notes during 1997 was $53,000. At December 31, 1997, the outstanding balance of principal and interest on the notes was $43,000.

                   EXECUTIVE COMPENSATION AND RELATED MATTERS

     The following table sets forth the cash compensation (including cash bonuses) paid or accrued by the Company for its fiscal years ended December 31, 1995, 1996 and 1997 to its Co-Chief Executive Officers and its four most highly compensated officers other than the Co-Chief Executive Officers (collectively, the "Named Executive Officers") at December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                ----------------------
    NAME AND PRINCIPAL                                        OTHER ANNUAL       AWARDS       PAYOUTS      ALL OTHER
         POSITION           YEAR   SALARY($)    BONUS($)    COMPENSATION($)     OPTIONS       OPTIONS     COMPENSATION
    ------------------      ----   ---------    --------    ----------------    --------      --------    ------------
Stephen P. Robeck.........  1997   $300,000           --        $ 16,920(1)       50,000            --      $33,485(5)
  Chairman, Co-Chief        1996   $275,000     $225,000        $ 16,920(1)           --            --      $21,980(5)
  Executive Officer         1995   $275,000     $200,000        $ 38,013(2)           --            --      $43,976(5)

Donald A. Kurz............  1997   $300,000           --        $ 16,920(1)       50,000            --      $39,362(6)
  President, Co-Chief       1996   $275,000     $225,000        $ 16,920(1)           --            --      $30,511(6)
  Executive Officer         1995   $275,000     $200,000        $ 38,013(2)           --            --      $53,964(6)

Kim Thomsen...............  1997   $200,000     $ 50,000        $ 10,920(1)       25,000            --      $ 4,924(7)
  Executive Vice President  1996   $150,000     $125,000        $ 10,920(1)           --      $646,500      $ 5,830(7)
  Creative Director         1995   $150,000     $ 75,000        $ 14,427(3)       20,000            --      $ 9,240(7)

Albert Ovadia.............  1997   $270,650           --        $ 10,920(1)       25,000            --      $ 2,255(7)
  Executive Vice President  1996   $102,404     $200,000(8)     $201,212(4)      100,000            --      $ 2,950(7)
  Worldwide Promotions      1995         --           --              --              --            --           --

Michael Welch.............  1997   $180,000     $ 85,000(9)     $ 10,686(1)       75,000            --      $ 4,924(7)
  Executive Vice President  1996         --           --              --              --            --           --
  Chief Financial Officer   1995         --           --              --              --            --           --

---------------
(1) Consists of an automobile allowance.

(2) Consists of an automobile allowance and payments in connection with the Company's relocation to Los Angeles, California of $20,833 in 1995.

(3) Consists of an automobile allowance and payments in connection with the Company's relocation to Los Angeles, California of $11,667 in 1995.

(4) Consists of an automobile allowance and payments in connection with Mr. Ovadia's relocation to Los Angeles, California of $196,662 in 1996.

(5) Consists of premiums on term life insurance, matching payment pursuant to the Company's 401(k) Plan and deferred compensation of $13,753, $7,855 and $34,363 for 1997, 1996 and 1995, respectively.

(6) Consists of an premiums on term life insurance, matching payments pursuant to the Company's 401(k) Plan and deferred compensation of $13,753, $7,855 and $34,363 for 1997, 1996 and 1995, respectively and loan forgiveness of $10,667 in 1997, 1996 and 1995.

(7) Consists of premiums on term life insurance and matching payments pursuant to the Company's 401(k) Plan.

(8) Includes a bonus paid at the commencement of Mr. Ovadia's employment of $125,000 in 1996.

(9) Includes a bonus paid at the commencement of Mr. Welch's employment of $85,000 in 1997.

EMPLOYMENT AGREEMENTS

     Stephen P. Robeck has entered into an employment agreement with the Company. The agreement runs from January 1, 1997 through December 31, 1998, provided the agreement will continue for one additional year if Mr. Robeck does not terminate the agreement 180 days prior to such extension period. Under the agreement, Mr. Robeck is entitled to a base salary of $300,000 per year, subject to upward adjustment in the sole discretion of the Compensation Committee. Mr. Robeck's base salary for 1998 has been adjusted to $315,000 per year. He is also entitled to an annual bonus of up to 50% of his base salary based on the attainment of corporate earnings goals. In addition, in the sole discretion of the Compensation Committee, Mr. Robeck may be paid a strategic performance bonus of up to 50% of his base salary, which takes into account the Company's long-term prospects and position and the accomplishment of certain mutually agreed to goals. Upon termination of the employment agreement, the Company has agreed to retain Mr. Robeck as a consultant for a period of three years. If the Company terminates Mr. Robeck without cause, Mr. Robeck would be entitled to continue to receive his base salary for the remainder of the term of the agreement and would be entitled to double the annual corporate earnings goals bonus he would have been entitled to if he was not terminated. Under this agreement the Company has agreed to use its best efforts to have Mr. Robeck elected as a Director of the Company.

     Donald A. Kurz has entered into an employment agreement with the Company. The agreement runs from January 1, 1997 through December 31, 1998, provided the agreement will continue for one additional year if Mr. Kurz does not terminate the agreement 180 days prior to such extension period. Under the agreement, Mr. Kurz is entitled to a base salary of $300,000 per year, subject to upward adjustment in the sole discretion of the Compensation Committee. Mr. Kurz's base salary for 1998 has been adjusted to $315,000 per year. He is also entitled to an annual bonus of up to 50% of his base salary based on the attainment of corporate earnings goals. In addition, in the sole discretion of the Compensation Committee, Mr. Kurz may be paid a strategic performance bonus of up to 50% of his base salary, which takes into account the Company's long-term prospects and position and the accomplishment of certain mutually agreed to goals. Upon termination of the employment agreement, the Company has agreed to retain Mr. Kurz as a consultant for a period of three years. If the Company terminates Mr. Kurz without cause, Mr. Kurz would be entitled to continue to receive his base salary for the remainder of the term of the agreement and would be entitled to double the annual corporate earnings goals bonus he would have been entitled to if he was not terminated. Under this agreement the Company has agreed to use its best efforts to have Mr. Kurz elected as a Director of the Company.

     Albert Ovadia has an employment agreement with the Company pursuant to which he is entitled to a base salary of $300,000 per year from August 6, 1997 through December 31, 1998. He is also entitled to bonus compensation of up to $100,000 in 1997 and $125,000 in 1998 based on the attainment of corporate earnings goals as well as divisional and individual performance objectives.

STOCK OPTIONS

     The following table sets forth information with respect to grants of options ("Options") to purchase Common Stock under the Option Plan to the Named Executive Officers during the fiscal year ended December 31, 1997.

                             OPTION GRANTS IN 1997

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                  NUMBER OF      % OF TOTAL                                   ANNUAL RATE OF STOCK
                                  SECURITIES      OPTIONS                                       APPRECIATION FOR
                                  UNDERLYING     GRANTED TO      EXERCISE                        OPTION TERM(2)
                                   OPTIONS       EMPLOYEES         PRICE      EXPIRATION   --------------------------
              NAME                GRANTED(#)   IN FISCAL YEAR    ($/SH)(1)       DATE          5%             10%
              ----                ----------   --------------   -----------   ----------   ----------      ----------
Stephen P. Robeck...............    50,000         12.25%          (3)           2007      $  729,125      $1,847,745
Donald A. Kurz..................    50,000         12.25%          (3)           2007      $  729,125      $1,847,745
Kim Thomsen.....................    25,000          6.13%        $28.125         2007      $  442,192      $1,120,600
Albert Ovadia...................    25,000          6.13%        $28.125         2007      $  442,192      $1,120,600
Michael Welch...................    75,000         18.38%          (4)           2007      $1,008,197      $2,554,968

---------------
(1) The exercise price was market value of the Common Stock on the date of grant.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on option exercises are dependent upon other factors, including the future performance of the Common Stock and overall stock market conditions.

(3) Options to purchase 25,000 shares are exercisable at $18.25 and options to purchase 25,000 shares are exercisable at $28.125.

(4) Options to purchase 50,000 shares are exercisable at $18.00 and options to purchase 25,000 shares are exercisable at $28.125.

     The following table sets forth with respect to the Named Executive Officers information with respect to options exercised, unexercised options and year-end option values in each case with respect to options to purchase shares of the Common Stock.

AGGREGATED OPTION EXERCISES DURING FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING               VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS AT         IN THE MONEY OPTIONS
                                   SHARES       VALUE        DECEMBER 31, 1997(#)         AT DECEMBER 31, 1997(1)
                                 ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
             NAME                EXERCISE(#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----                -----------   --------   -----------   -------------   -----------   -------------
Donald A. Kurz.................      --          --             --          50,000              --       168,750
Stephen P. Robeck..............      --          --             --          50,000              --       168,750
Kim Thomsen....................      --          --         81,210          37,000       1,908,823       153,000
Albert Ovadia..................      --          --         20,000         105,000         225,000       900,000
Michael Welch..................      --          --             --          75,000              --       350,000

---------------
(1) Represents the difference between the last reported sale price of the Common Stock on December 31, 1997 and the exercise price of the option multiplied by the applicable number of shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors are Messrs. Elins, Raben and Kraines . No member of the Board of Directors or the Compensation Committee has any interlocking relationship with any other corporation that requires disclosure under this heading.

OTHER MATTERS

     During the fiscal year ended December 31, 1997 the law firm of Fulbright & Jaworski L.L.P., in which Mr. Kraines is a partner, performed legal services for the Company.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Compensation Committee") has the responsibility to determine and administer the Company's executive compensation programs and make appropriate recommendations concerning matters of executive compensation. Set forth below are the principal factors underlying the Committee's philosophy used in setting compensation for fiscal 1997.

     Compensation Philosophy. At the direction of the Board of Directors, the Compensation Committee endeavors to ensure that the compensation programs for executive officers of the Company are competitive and consistent in order to attract and retain key executives critical to the Company's long-term success. The Compensation Committee believes that the Company's overall financial performance should be an important factor in the total compensation of executive officers. At the executive officer level, the Compensation Committee has a policy that a significant proportion of potential total compensation should consist of variable, performance-based components, such as stock options and bonuses, which can increase or decrease to reflect changes in corporate and individual performance. These incentive compensation programs are intended to reinforce management's commitment to the enhancement of profitability and stockholder value.

     The Compensation Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's Co-Chief Executive Officers and other executive officers. In implementing the Company's executive compensation objectives, the Compensation Committee has designed an executive compensation program consisting of base salary, annual incentive compensation, stock options and other employment benefits.

     The Compensation Committee seeks to maintain levels of compensation that are competitive with similar companies in the Company's industry. To that end, the Compensation Committee reviews proxy data and other compensation data relating to companies within the Company's industry. In addition, from time to time, the Compensation Committee also receives assessments and advice regarding the Company's compensation practices from independent compensation consultants.

     Base Salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is to maintain salaries for the aggregate group of executive officers at approximately the competitive industry average. Periodic increases in base salary relate to individual contributions evaluated against established objectives, and the industry's annual competitive pay practices.

     Annual Incentive Compensation. The Company's executive officers are eligible for annual incentive compensation consisting primarily of cash bonuses based on the attainment of corporate earnings goals, as well as divisional and individual performance objectives. While performance against financial objectives is the primary measurement for executive officers' annual incentive compensation, non-financial performance also affects pay. The Compensation Committee considers such corporate performance measures as net income, earnings per common and common equivalent share, return on average common stockholders' equity, sales growth and expense and asset management in making compensation decisions. The Compensation Committee also appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as successful supervision of major corporate projects, demonstrated leadership ability and contributions to industry and community development. The amount of each annual incentive award is recommended for approval by management and approved by the Compensation Committee.

     Stock Options. The Compensation Committee strongly believes that the compensation program should provide employees with an opportunity to increase their equity ownership and potentially gain financially from Company stock price increases. By this approach, the best interests of stockholders, executives and employees will be closely aligned. Therefore, executives and other key employees are eligible to receive stock options, giving them the right to purchase shares of Common Stock of the Company at a specified price in the future. The Compensation Committee believes that the use of stock options as the basis for long-term incentive compensation meets the Compensation Committee's compensation strategy and business needs of the Company by achieving increased value for stockholders and retaining key employees.

     The Company granted options to purchase a total of 275,000 shares of the Company's Common Stock to its executive officers in 1997. In approving grants and awards under the Plan, the quantitative and qualitative factors and industry comparisons outlined above are considered.

     Other Employment Benefits. The Company provides health and welfare benefits to executives and employee's similar to those provided by similar companies in the Company's industry. The Company also provides a 401(k) plan in which all employees are eligible and maintains a supplemental deferred compensation plan for certain executive officers and a restricted stock plan for certain employees who are not executive officers.

     To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Some types of compensation payments and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

     Co-Chief Executive Officer Compensation. The Compensation Committee is responsible for evaluating and establishing the compensation paid to Donald A. Kurz and Stephen P. Robeck, the Company's Co-Chief Executive Officers. The 1997 base salaries for Mr. Kurz and Mr. Robeck were based upon the individual employment agreements between each of Mr. Kurz and Mr. Robeck, each dated as of January 1, 1997. In evaluating the incentive compensation to be paid to the two Co-Chief Executive Officers, the Compensation Committee applied the principles and procedures for evaluating performance against corporate and individual objectives outlined above. The Compensation Committee determined that the Company had not met the earnings goals originally established by the Board of Directors for 1997. Based on these results, the Compensation Committee did not award Messrs. Kurz and Robeck a bonus for the year ended December 31, 1997. Messrs. Kurz and Robeck were each awarded options to purchase 25,000 shares of Common Stock effective January 1, 1997 and options to purchase 25,000 shares of Common Stock effective December 9, 1997.

     In December 1997, the Compensation Committee approved bonuses and granted options to certain of its executive officers and certain key employees. In each case, the Compensation Committee's decision was based upon the principles and procedures outlined above.

                                          COMPENSATION COMMITTEE
                                          Lawrence Elins
                                          Merrill M. Kraines
                                          Bruce Raben

     The Report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1993 as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Common Stock against the cumulative total return of the Standard & Poors 500 Index ("S&P 500 Index"), and the Russell 2000 Index ("Russell 2000 Index") for the period commencing February 2, 1994 (the effective date of the registration statement for the initial public offering of the Common Stock) and ended December 31, 1997. The data represented below assumes $100 invested in each of the Common Stock on February 2, 1994, and the S&P 500 Index and the Russell 2000 Index on January 1, 1994. The stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

        Measurement Period
      (Fiscal Year Covered)         Equity Marketing         S&P 500          Russell 2000
Jan-94                                   100.00              100.00              100.00
Dec-94                                    83.33               95.36               93.94
Dec-95                                   208.33              127.89              118.55
Dec-96                                   308.33              153.80              136.00
Dec-97                                   416.67              201.97              163.97

---------------
* The 1994 data for the Company begins February 2, 1994, the date of the Company's initial public offering.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the Exchange Act, the Company's directors, its executive (and certain other) officers, and any persons holding more than ten percent of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the Securities and Exchange Commission ("Commission") and the Nasdaq Stock Market. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during the fiscal year ended December 31, 1997. Each of Stephen Robeck, Donald Kurz, Michael Welch, Gary Trumbo, Kim Thomsen, Albert Ovadia, Mark Lewis and David Valdez were delinquent, by less than one week, in filing their reports on Form 5. Other than the foregoing, all of these filing requirements were satisfied by its directors, officers and ten percent holders. In making these statements, the Company has relied on the written representations of its directors, officers and its ten percent holders and copies of the reports that they have filed with the Commission.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

     Upon recommendation by the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as the Company's independent auditor for the year ending December 31, 1998. Representatives of that firm will be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.

     Stockholders are being asked to ratify the appointment of Arthur Andersen LLP as the Company's independent auditor for the year ending December 31, 1998.

     If the Stockholders do not ratify the appointment of Arthur Andersen LLP as the Company's independent auditor, the Board of Directors will consider selecting another accounting firm.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE PROPOSAL.

           AMENDMENTS TO THE EQUITY MARKETING, INC. STOCK OPTION PLAN

     In April 1998, the Board of Directors unanimously adopted, subject to stockholder approval, certain amendments (the "Amendments") to the Option Plan. The full text of the Option Plan and the Amendments are set forth in Appendix A to this Proxy Statement and the following discussion is qualified by reference thereto.

DESCRIPTION OF THE OPTION PLAN

     The following is a description of the Option Plan, as presently in effect. Under the Option Plan, an aggregate of 1,640,000 shares of Common Stock may be issued pursuant to options granted to officers, employees, directors and consultants. The options may be either incentive stock options ("ISO's"), as defined in Section 422 of the Internal Revenue Code of 1986 (the "Code"), or options which would not qualify as ISO's ("non-ISO's"). The Option Plan terminates on December 31, 2001, although such termination does not affect options outstanding on that date.

     The Option Plan may be administered by the Board of Directors or a Committee (the "Administrator") appointed by the Board of Directors, which has the authority to select optionees, designate the number of shares to be covered by each option and, subject to certain restrictions, specify other terms of the options. All Employees are eligible to participate in the Option Plan.

     The exercise price of shares covered by an ISO may not be less than 100% of the fair market value (as defined in the Option Plan) of the Common Stock on the date of grant (110% in the case of a grant to an employee who owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company or any subsidiary entitled to vote (a "10% Stockholder"). The exercise price of shares covered by a non-ISO may not be less than the par value of the Common Stock at the date of grant. The exercise price may be paid in cash or such other form of payment as may be permitted by the Administrator including, without limitation, previously owned shares of Common Stock. The term of any option may not exceed ten years (five years in the case of an ISO granted to a 10% stockholder), and unless otherwise provided in the option agreement, will expire upon termination of employment of provision of services or upon specified dates (based upon the reason for termination) up to one year thereafter. The Option Plan also provides that the options will become immediately exercisable upon an Exchange Transaction. An Exchange Transaction is deemed to occur if there occurs a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event so designated by the Board of Directors in its sole discretion, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.

     As of April 24, 1998, options to purchase 1,172,350 shares were outstanding, and 325,210 shares had been issued pursuant to options exercised, under the Option Plan. Accordingly, 142,440 shares were available as of that date for additional options. As of April 24, 1998, 24 employees had been granted options under the Option Plan.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     Set forth below is a summary of the salient federal income tax consequences associated with options granted under the Option Plan.

     An optionee will not realize taxable income upon the grant of an option. In general, the holder of a non-ISO will recognize ordinary income when the option is exercised equal to the excess of the value of the stock over the exercise price (i.e., the option spread), and the Company receives a corresponding deduction. (If the optionee is subject to the six-month restrictions on sale of Common Stock under Section 16(b) of the Exchange Act, the optionee generally will recognize ordinary income on the date the restrictions lapse, unless an early income recognition election is made.) Upon a later sale of the stock, the optionee will realize capital gain or loss equal to the difference between the selling price and the value of the stock at the time ordinary income is realized.

     The holder of an ISO will not realize taxable income upon the exercise of the option, although the option spread is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is sold or otherwise disposed of within two years from the option grant date or within eighteen months from the exercise date then, in general, gain realized on the sale is treated as ordinary income to the extent of the option spread at the exercise date, and the Company receives a corresponding deduction. Any remaining gain is treated as capital gain. If the stock is held for at least two years from the grant date and eighteen months from the exercise date, then gain or loss realized upon the sale will be capital gain or loss and the Company will not be entitled to a deduction. A special basis adjustment applies to reduce the gain for alternative minimum tax purposes.

     In general, if an optionee delivers previously-owned shares in payment of the exercise price of an option, no gain or loss will be recognized on the exchange of the previously-owned shares for an equivalent number of newly issued shares. If the option being exercised is a non-ISO, the optionee will realize ordinary income equal to the amount by which the fair market value of Common Stock received exceeds the exercise price (as if the exercise price were paid in cash). Also, if the previously-owned shares delivered in payment of the exercise price were acquired pursuant to the exercise of an ISO and the requisite holding periods are not satisfied (see the preceding paragraph), then the optionee will realize ordinary income as in the case of any other "early' disposition of shares acquired pursuant to the exercise of an ISO.

     The Code has imposed certain limitations on the deductibility of executive compensation paid by public companies. In general, under the limitations, the Company may not be able to deduct annual compensation paid to certain executive officers in excess of $1,000,000 except to the extent that such compensation qualifies as "performance-based compensation" (or meets other exceptions). Non-deductibility would result in additional tax cost to the Company. It is contemplated that the individual grant limitations on options which may be made to any employee under the Option Plan will enable the Compensation Committee to grant options which would qualify for the "performance-based compensation" exclusion under the deduction limitation provisions. Nevertheless, although the Company encourages the Compensation Committee to consider the net cost to the Company in making all compensation decisions (including, for this purposes, the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award would qualify for the deduction limitation exclusion.

AMENDMENTS TO THE OPTION PLAN

     The Option Plan Amendments are as follows:

          1. Number of Shares. The Amendments would increase the aggregate number of shares of Common Stock which may be issued under the Option Plan from 1,640,000 shares to 2,240,000 shares. As set forth above, there are presently 142,440 shares available for future options under the Option Plan. The Board of Directors believes that stock options are an effective means of attracting and retaining individuals as officers, employees, directors and consultants who can contribute materially to the successful conduct of the business and affairs of the Company. Accordingly, the Board of Directors believes that an increase in the number of shares which may be issued pursuant to the Option Plan is in the best interests of the Company and its stockholders.

          2. Termination of Employment. The Option Plan presently provides for specific time periods, following termination of employment, during which a former employee may exercise his or her vested option and only provides the Administrator with the right to extend such periods. The Amendments would delete this requirement as too restrictive, and as amended would allow the Administrator the discretion to either shorten or extend the exercise period following termination of employment.

          3. Exchange Transaction Provisions. The Option Plan presently provides that in the event of an "Exchange Transaction" (which is broadly defined to include transactions and events that result in a change of control as well as transaction and events that do not result in a change of control) all outstanding options will be exercisable in whole or part (whether or not otherwise exercisable) immediately prior to such transaction and, to the extent not exercised prior to such transaction, the options will terminate upon such transaction. The Option Plan also provides that with respect to an Exchange Transaction where the stockholders of the Company receive capital stock of another corporation, the Board of Directors, in its sole discretion, may provide that each outstanding option will not accelerate and terminate, but instead continue as an option to purchase shares of capital stock of such other corporation. The Amendments would narrow the definition of "Exchange Transaction" to include only change of control transactions and also eliminate the Board of Directors' discretion to provide that the options survive certain Exchange Transactions. These amendments are designed to enumerate with more specificity the transactions and events that would result in the acceleration and termination of options granted under the Option Plan.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the meeting is required for the adoption of this proposal. Broker non-votes with respect to this matter will be treated as neither a vote "for" or a vote "against" the matter, although they will be counted in determining if a quorum is present. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes to approve this proposal.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE PROPOSAL.

             AMENDMENTS TO THE EQUITY MARKETING, INC. NON-EMPLOYEE
                           DIRECTOR STOCK OPTION PLAN

     In April 1997, the Board of Directors unanimously adopted, subject to stockholder approval, certain amendments (the "Director Plan Amendments") to the Director Plan. The primary features of the Director Plan are summarized below. The full text of the Director Plan and the Director Plan Amendment are set forth in Appendix B to this Proxy Statement and the following discussion is qualified by reference thereto.

DESCRIPTION OF THE DIRECTOR PLAN

     Under the Director Plan, an aggregate of 290,000 shares may be granted to non-employee directors upon exercise of options. The Director Plan is a formula plan pursuant to which each non-employee director automatically receives a non-ISO option to purchase 25,000 shares upon initial election to the Board of Directors and an additional non-ISO option to purchase 10,000 shares on each anniversary of initial election. The exercise price of each option is the fair market value of the Common Stock on the grant date. The Director Plan is administered by the Board of Directors, which, subject to the provisions of the Director Plan and applicable laws, has the authority to interpret the provisions of the Director Plan and option agreements made under the Director Plan, and to supervise the administration of the Director Plan.

     Options granted under the Director Plan become fully exercisable six months after the date the options are granted. The Director Plan also provides that the options will become immediately exercisable upon a "Change in Control of the Company". A "Change on Control of the Company" shall be deemed to occur if (1) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (2) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or
(3) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (4) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     Options granted under the Director Plan have a term of ten years from the date the option is granted. The Director Plan terminates on August 23, 2003. Any option outstanding on August 23, 2003, will remain in effect until it is exercised, terminates or expires in accordance with its terms.

     As of April 24, 1998, options to purchase an aggregate of 177,140 shares were outstanding under the Director Plan to the Company's current non-employee directors 55,000 shares had been issued pursuant to options exercised and 57,860 shares were available for additional option grants under the Director Plan.

     See "Certain Federal Income Tax Considerations" under "Amendments to the Equity Marketing, Inc. Stock Option Plan" for a brief description of the income tax consequences associated with the non-ISO options granted under the Director Plan.

DIRECTOR PLAN AMENDMENTS

     The principal Director Plan Amendments are as follows:

          1. Number of Shares. The Director Plan Amendments would increase the aggregate number of shares of Common Stock which may be issued under the Director Plan from 290,000 shares to

     500,000 shares. As set forth above, there are presently only 57,860 shares available for future options under Director Plan.

          2. Change Automatic Grant Terms. The Director Plan currently provides that each non-employee director automatically receives an option to purchase 25,000 shares of Common Stock upon initial election to the Board of Directors and an additional option to purchase 10,000 shares of Common Stock on each anniversary of the initial election, and that such options vest six months after the date of grant. As amended, the Director Plan would provide that each non-employee director would receive options to purchase 35,000 shares of Common Stock upon the date such non-employee director first joins the Board of Directors, such options vesting six months after the date of grant, and options to purchase 30,000 shares of Common Stock the initial time such non-employee director is elected to the Board of Directors by the stockholders and each third time thereafter such non-employee director is elected to the Board of Directors by the shareholders, such options vesting in three equal installments on each of the first, second and third anniversary of the date of grant. If a non-employee director first joins the Board of Directors upon election by the stockholders, such non-employee director would receive both grants of options on the same date.

     The Board of Directors believes that the continued growth and success of the Company will depend, in part, upon the ability of the Company to attract and retain to its Board of Directors knowledgeable persons who, through their efforts and expertise, can make a significant contribution to the success of the Company's business and to provide incentive for such directors to work for the best interests of the Company and its stockholders through ownership of its Common Stock. In assessing the recommendation of the Board to adopt this proposal, stockholders should consider that the non-employee directors will derive a future benefit from the proposed increase in the aggregate number of shares that may be issued pursuant to the Director Plan and thus, they may be viewed to have a conflict of interest.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the meeting is required for the adoption of this proposal. Broker non-votes with respect to this matter will be treated as neither a vote "for" or a vote "against" the matter, although they will be counted in determining if a quorum is present. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes to approve this proposal.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE PROPOSAL.

                                   FORM 10-K

     UPON WRITTEN REQUEST OF ANY PERSON ENTITLED TO VOTE AT THE MEETING, ADDRESSED TO THE COMPANY, ATTENTION: SECRETARY, EQUITY MARKETING, INC., 131 SOUTH RODEO DRIVE, BEVERLY HILLS, CALIFORNIA 90212, THE COMPANY WILL PROVIDE WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                           PROPOSALS OF STOCKHOLDERS

     Under certain circumstances, stockholders are entitled to present proposals for consideration at stockholders meetings. Any such proposal to be included in the proxy statement for the Company's 1999 Annual Meeting of Stockholders must be submitted to the Secretary of the Company prior to January 15, 1999. It is suggested that such proposals be sent by Certified Mail, Return Receipt Requested.

             OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

     The Company knows of no other matters to be presented at the Annual Meeting, but if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying form of proxy will vote the same in accordance with their best judgment and their discretion, and authority to do so is included in the proxy.

                                          By Order of the Board of Directors

                                          /S/ MICHAEL J. WELCH

                                          MICHAEL J. WELCH
                                          Secretary

                                                                      APPENDIX A

Below is a text of the Equity Marketing, Inc. Stock Option Plan as proposed to be amended pursuant to Proposal No. 3. Proposed new language is set forth in bold print. Language to be deleted is set forth in brackets.

                             EQUITY MARKETING, INC.

                               STOCK OPTION PLAN

     1. PURPOSE. The purpose of the Equity Marketing, Inc. Stock Option Plan (the "Plan") is to enable Equity Marketing, Inc. (the "Company") and its stockholders to secure the benefits of common stock ownership by key personnel of the Company and its subsidiaries. The Board of Directors of the Company (the "Board") believes that the granting of options under the Plan will foster the Company's ability to attract, retain and motivate those individuals who will be largely responsible for the profitability and long-term future growth of the Company.

     2. STOCK SUBJECT TO THE PLAN. The Company may issue and sell a total of 2,240,000 [1,640,000] shares of its common stock (the "Common Stock"), pursuant to the Plan. Such shares may be either authorized and unissued or held by the Company in its treasury. New options may be granted under the Plan with respect to shares of Common Stock which are covered by the unexercised portion of an option which has terminated or expired by its terms, by cancellation or otherwise.

     3. ADMINISTRATION. The Plan will be administered by the Board, or at the discretion of the Board, a committee (the "Committee") consisting of at least two directors appointed by and serving at the pleasure of the Board. If the Plan is administered by the Board, references in the Plan to the "Committee" shall mean the "Board". Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, will have full power and authority to grant options under the Plan, to interpret the provisions of the Plan, to fix and interpret the provisions of option agreements made under the Plan, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee will constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, will be final and conclusive on all persons. The Committee will keep a record of its proceedings and acts and will keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan.

     4. ELIGIBILITY. Options may be granted under the Plan to present or future key employees of the Company or a subsidiary of the Company (a "Subsidiary") within the meaning of Section 424(f) of the Internal Revenue Code of 1986 (the "Code"), and to consultants to the Company or a Subsidiary who are not employees. Options may also be granted to directors of the Company who are not employees of or consultants to the Company and/or a Subsidiary. Subject to the provisions of the Plan, the Committee may from time to time select the persons to whom options will be granted, and will fix the number of shares covered by each such option and establish the terms and conditions thereof (including, without limitation, the exercise price, restrictions on exercisability of the option and/or on the disposition of the shares of Common Stock issued upon exercise thereof, and whether or not the option is to be treated as an incentive stock option within the meaning of Section 422 of the Code (an "Incentive Stock Option").

     5. TERMS AND CONDITIONS OF OPTIONS. Each option granted under the Plan will be evidenced by a written agreement in a form approved by the Committee. Each such option will be subject to the terms and conditions set forth in this paragraph and such additional terms and conditions not inconsistent with the Plan as the Committee deems appropriate. No person may receive options to purchase more than 500,000 shares of Common Stock under the Plan.

     (A) OPTION EXERCISE PRICE. In the case of an option which is not treated as an Incentive Stock Option, the exercise price per share may not be less than the par value of a share of Common Stock on the date the option is granted; and, in the case of an Incentive Stock Option, the exercise price per share may not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted (110% in the case of an optionee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary (a "ten percent shareholder")). For purposes hereof, the fair market value of a share of Common Stock on any date will be equal to the closing sale price per share as published by a national securities exchange on which shares of the Common Stock are traded on such date or, if there is no sale of Common Stock on such date, the average of the bid and asked prices on such exchange at the closing of trading on such date or, if shares of the Common Stock are not listed on a national securities exchange on such date, the closing price or, if none, the average of the bid and asked prices in the over the counter market at the close of trading on such date, or if the Common Stock is not traded on a national securities exchange or the over the counter market, the fair market value of a share of the Common Stock on such date as determined in good faith by the Committee.

     (B) OPTION PERIOD. The period during which an option may be exercised will be fixed by the Committee and will not exceed ten years from the date the option is granted (five years in the case of an Incentive Stock Option granted to a "ten percent shareholder").

     (C) EXERCISE OF OPTIONS. No option will become exercisable unless the person to whom the option is granted remains in the continuous employ or service of the Company or a Subsidiary for at least one year (or for such other period as the Committee may designate) from the date the option is granted. The Committee will determine and will set forth in the option agreement any vesting or other restrictions on the exercisability of the option, subject to any earlier termination of the option required hereunder. All or part of the exercisable portion of an option may be exercised at any time during the option period. An option may be exercised by transmitting to the Company (1) a written notice specifying the number of shares to be purchased, and (2) payment of the exercise price in cash or by personal check or by such other means or in such other manner of payment as the Committee may permit, together with the amount, if any, deemed necessary by the Committee to enable the Company to satisfy its income tax withholding obligations with respect to such exercise (unless other arrangements acceptable to the Company are made with respect to the satisfaction of such withholding obligations).

     (D) PAYMENT OF EXERCISE PRICE. The purchase price of shares of Common Stock acquired pursuant to the exercise of an option granted under the Plan may be paid in cash and/or such other form of payment as may be permitted under the option agreement, including, without limitation, previously-owned shares of Common Stock.

     (E) RIGHTS AS A STOCKHOLDER. No shares of Common Stock will be issued in respect of the exercise of an option granted under the Plan until full payment therefor has been made. The holder of an option will have no rights as a stockholder with respect to any shares covered by an option until the date a stock certificate for such shares is issued to him or her. Except as otherwise provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

     (F) NONTRANSFERABILITY OF OPTIONS. No option shall be assignable or transferable except upon the optionee's death to a beneficiary designated by the optionee in accordance with procedures established by the Committee or, if no designated beneficiary shall survive the optionee, pursuant to the optionee's will or by the laws of descent and distribution. During an optionee's lifetime, options may be exercised only by the optionee or the optionee's guardian or legal representative.

     (G) TERMINATION OF EMPLOYMENT OR OTHER SERVICE. [Unless extended by the Committee], UNLESS OTHERWISE DETERMINED BY THE COMMITTEE, if an optionee ceases to be employed by or to perform services for the Company and any Subsidiary for any reason other than death or disability (defined below), then each outstanding unvested option granted to him or her under the Plan will terminate on the date of such termination of employment or service. If the optionee's employment is terminated by the Company without cause (defined below), the vested options granted to him or her under the Plan will terminate three months after such date, unless extended by the Committee. If the optionee's employment is terminated by resignation, the vested options granted to him or her under the Plan will terminate thirty days after such date, unless extended by the Committee. If an optionee's employment or service is terminated by reason of the optionee's death or disability (or if the optionee's employment or service is terminated by reason of his or her disability and the optionee dies within one year after such termination of employment or service), then each outstanding option granted to the optionee under the Plan will terminate on the date one year after the date of such termination of employment or service (or one year after the later death of a disabled optionee) or, if earlier, the date specified in the option agreement. For purposes hereof, the term "disability" means the inability of an optionee to perform the customary duties of his or her employment or other service for the Company or a Subsidiary by reason of a physical or mental incapacity which is expected to result in death or be of indefinite duration; and the term "cause" means (1) failure or refusal by optionee to perform the duties of his or her employment with the Company, (2) commission by the optionee of a crime involving moral turpitude, or (3) the optionee's dishonesty or willful engagement in conduct which is injurious to the business or reputation of the Company, all as determined by the Board in its sole discretion.

     (H) OTHER PROVISIONS. The Committee may impose such other conditions with respect to the exercise of options, including, without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

     6. CAPITAL CHANGES, REORGANIZATION, SALE.

     (A) ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. The aggregate number and class of shares for which options may be granted under the Plan, the number and class of shares covered by each outstanding option and the exercise price per share shall all be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company's capital stock.

     (B) CASH, STOCK OR OTHER PROPERTY FOR STOCK. [Except as otherwise provided in this subparagraph, in] IN the event of an Exchange Transaction (as defined below), all optionees will be permitted to exercise their outstanding options in whole or in part (whether or not otherwise exercisable) immediately prior to such Exchange Transaction, and any outstanding options which are not exercised before the Exchange Transaction will thereupon terminate. [Notwithstanding the preceding sentence, if, as part of the Exchange Transaction, the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock, and if the Board, in its sole discretion, so directs, then all outstanding options will be converted into options to purchase shares of Exchange Stock. The amount and price of converted options will be determined by adjusting the amount and price of the options granted hereunder on the same basis as the determination of the number of shares of Exchange Stock the holders of Common Stock will receive in the Exchange Transaction and, unless the Board determines otherwise, the vesting conditions with respect to the converted options will be substantially the same as the vesting conditions set forth in the original option agreement.]

     (C) DEFINITION OF EXCHANGE TRANSACTION. FOR PURPOSES HEREOF, THE TERM "EXCHANGE TRANSACTION" MEANS A SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY, A LIQUIDATION OR DISSOLUTION OF THE COMPANY, OR A MERGER, CONSOLIDATION OR SIMILAR TRANSACTION IN WHICH THE COMPANY IS NOT THE SURVIVING CORPORATION. THE DETERMINATION AS TO WHICH PARTY TO A MERGER OR CONSOLIDATION IS THE "SURVIVING CORPORATION" SHALL BE MADE ON THE BASIS OF THE RELATIVE EQUITY INTERESTS OF THE SHAREHOLDERS IN THE CORPORATION EXISTING AFTER THE TRANSACTION, AS FOLLOWS: IF IMMEDIATELY FOLLOWING ANY MERGER OR CONSOLIDATION THE HOLDERS OF OUTSTANDING VOTING SECURITIES OF THE COMPANY IMMEDIATELY PRIOR TO THE MERGER OR CONSOLIDATION OWN EQUITY SECURITIES POSSESSING MORE THAN 50% OF THE VOTING POWER OF THE CORPORATION EXISTING FOLLOWING THE MERGER OR CONSOLIDATION, THEN FOR PURPOSES OF THIS PLAN, THE COMPANY SHALL BE THE SURVIVING CORPORATION. IN ALL OTHER CASES, THE COMPANY SHALL NOT BE THE SURVIVING CORPORATION. IN MAKING THE DETERMINATION OF OWNERSHIP BY THE SHAREHOLDERS OF A CORPORATION IMMEDIATELY AFTER THE MERGER OR CONSOLIDATION, EQUITY SECURITIES WHICH THE SHAREHOLDERS OWNED IMMEDIATELY BEFORE THE MERGER OR CONSOLIDATION AS SHAREHOLDERS OF ANOTHER PARTY TO THE TRANSACTION SHALL BE DISREGARDED. FURTHER, FOR PURPOSES OF THIS
SECTION 6(C) ONLY, OUTSTANDING VOTING SECURITIES OF A CORPORATION SHALL BE CALCULATED BY ASSUMING THE CONVERSION OF ALL EQUITY SECURITIES CONVERTIBLE

(IMMEDIATELY OR AT SOME FUTURE TIME) INTO SHARES ENTITLED TO VOTE. [For purposes hereof, the term "Exchange Transaction" means a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event so designated by the Board in its sole discretion, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.]

     (D) FRACTIONAL SHARES. In the event of any adjustment in the number of shares covered by any option pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded, and each such option will cover only the number of full shares resulting from the adjustment.

     (E) DETERMINATION OF BOARD TO BE FINAL. All adjustments under this paragraph 6 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

     7. AMENDMENT AND TERMINATION OF THE PLAN. The Board may amend or terminate the Plan. Except as otherwise provided in the Plan with respect to equity changes, any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Plan, materially increase the benefits under the Plan, or modify the class of persons eligible to receive options under the Plan shall be subject to the approval of the Company's stockholders. No amendment or termination may affect adversely any outstanding option without the written consent of the optionee.

     8. NO RIGHTS CONFERRED. Nothing contained herein will be deemed to give any individual any right to receive an option under the Plan or to be retained in the employ or service of the Company or any Subsidiary.

     9. GOVERNING LAW. The Plan and each option agreement shall be governed by the laws of the State of California.

     10. DECISIONS AND DETERMINATIONS OF COMMITTEE TO BE FINAL. Except to the extent rights or powers under this Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee are final and binding.

     11. TERM OF THE PLAN. The Plan shall be effective as of January 1, 1992, the date on which it was adopted by the Board and approved by the stockholders of the Company. The Plan will terminate on December 31, 2001, the date ten years after the date of adoption, unless sooner terminated by the Board. The rights of optionees under options outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination and shall continue in accordance with the terms of the option (as then in effect or thereafter amended).

                                                                      APPENDIX B

Below is a text of the Equity Marketing, Inc. Non-Employee Director Stock Option Plan as proposed to be amended pursuant to Proposal No. 4. Proposed new language is set forth in bold print. Language to be deleted is set forth in brackets.

                             EQUITY MARKETING, INC.

                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     1. PURPOSE. The purpose of this Non-Employee Director Stock Option Plan (the "Plan") is to enable Equity Marketing, Inc. (the "Company") to provide compensatory stock options to members of its Board of Directors (the "Board") who are not also employees of the Company and who are first elected or appointed as directors after the date this Plan becomes effective ("Non-Employee Directors"). It is intended that the Plan will constitute a "formula plan" within the meaning and for the purposes of Rule 16b-3 issued by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934. The provisions of the Plan and of any option agreement made pursuant to the Plan will be interpreted and applied accordingly.

     2. STOCK SUBJECT TO THE PLAN. The Company may issue and sell a total of [290,000] 500,000 shares (subject to equitable adjustment for stock dividends and certain capital changes) of its common stock, $.001 par value (the "Common Stock"), pursuant to the Plan. Such shares may be either authorized and unissued or held by the Company in its treasury. New options may be granted under the Plan with respect to shares of Common Stock which are covered by the unexercised portion of an option which has terminated or expired.

     3. ADMINISTRATION. The Plan shall be administered by the Board. Subject to the provisions of the Plan and applicable law, the Board, acting in its sole and absolute discretion, shall have full power and authority to interpret the provisions of the Plan and option agreements made under the Plan, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. The decisions of the Board as to any disputed question, including questions of construction, interpretation and administration, shall be final and conclusive on all persons.

     4. AUTOMATIC OPTION GRANTS. Except as otherwise provided herein, an option to purchase 35,000 [25,000] shares of Common Stock will automatically be granted to each Non-Employee Director on the date [following the effective date of the Plan] on which he or she is initially appointed or elected as a director (by the Board or the shareholders, as the case may be), and an option to purchase an additional 30,000 [10,000] shares of Common Stock will automatically be granted to each Non-Employee Director on [each] THE INITIAL DATE SUCH NON-EMPLOYEE-DIRECTOR IS ELECTED AS A DIRECTOR BY THE SHAREHOLDERS AND EACH THIRD TIME THEREAFTER SUCH NON-EMPLOYEE DIRECTOR IS ELECTED AS A DIRECTOR BY THE SHAREHOLDERS[anniversary of his or her initial grant date provided he or she is still serving as a director on such anniversary]. IF A NON-EMPLOYEE DIRECTOR FIRST JOINS THE BOARD OF DIRECTORS UPON ELECTION BY THE STOCKHOLDERS, SUCH NON-EMPLOYEE DIRECTOR WOULD RECEIVE BOTH GRANTS OF OPTIONS ON THE SAME DATE.

     5. TERMS AND CONDITIONS OF OPTIONS. Each option granted under the Plan shall be evidenced by a written agreement containing the following terms and conditions:

     A. OPTION PRICE. The purchase price per share shall be equal to the fair market value of a share of Common Stock on the date the option is granted which, for so long as the Company's Common Stock is listed on the NASDAQ National Market System, shall be the closing price per share as listed on the NASDAQ National Market System on such date.

     B. OPTION PERIOD. Unless sooner terminated in accordance with the provisions hereof, the period during which an option may be exercised shall be 10 years from the date the option is granted.

     C. EXERCISE OF OPTIONS. No option shall be exercisable unless the Non-Employee Director to whom the option was granted remains in the continuous service as a director of the Company for at least six months from the date the option is granted. OTHER THAN THE OPTION TO PURCHASE 35,000 SHARES OF COMMON STOCK GRANTED TO

EACH NON-EMPLOYEE DIRECTOR UPON HIS OR HER INITIAL APPOINTMENT, ALL OPTIONS GRANTED UNDER THIS PLAN SHALL BECOME EXERCISABLE IN THREE EQUAL INSTALLMENTS OF 10,000 SHARES ON EACH OF THE FIRST, SECOND AND THIRD ANNIVERSARIES OF THE DATE OF GRANT. All or part of the exercisable portion of an option may be exercised at any time during the option period, except that, without the consent of the Board, no partial exercise of an option shall be made for less than 100 shares. An option may be exercised by transmitting to the Company (1) a written notice specifying the number of shares to be purchased, and (2) payment in full of the purchase price, together with the amount, if any, deemed necessary to enable the Company to satisfy its income tax withholding obligations with respect to such exercise (unless other arrangements acceptable to the Board are made with respect to the satisfaction of such withholding obligations). Notwithstanding anything in the Plan to the contrary, no option may be exercised unless and until a registration statement covering the shares of Common Stock issuable upon exercise of options granted hereunder has been filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     D. PAYMENT OF OPTION PRICE. The purchase price of shares of Common Stock acquired pursuant to the exercise of an option granted under the Plan shall be payable in cash or check and/or previously-owned shares of Common Stock. If [the] shares of Common Stock are tendered as payment of the option exercise price, the value of such shares shall be the fair market value as of the date of exercise. If such tender would result in the issuance of fractional shares of Common Stock, the Company shall instead return the difference in cash or by check to the optionee.

     E. RIGHTS AS A SHAREHOLDER. No shares of Common Stock shall be issued in respect of the exercise of an option granted under the Plan until full payment therefor has been made. The holder of an option shall have no rights as a shareholder with respect to any shares covered by an option until the date a stock certificate for such shares is issued to him or her. Except as otherwise provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

     F. NONTRANSFERABILITY OF OPTIONS. No option shall be assignable or transferable except upon the optionee's death to a beneficiary designated by the optionee in accordance with procedures established by the Board or, if no designated beneficiary shall survive the optionee, pursuant to the optionee's will or by the laws of descent and distribution. During an optionee's lifetime, options may be exercised only by the optionee or the optionee's guardian or legal representative.

     G. TERMINATION OF SERVICE. If an optionee ceases to perform services as a director of the Company for any reason other than death or permanent disability, then each outstanding option granted to him or her under the Plan shall terminate on the date three months after the date of such termination of service or, if earlier, the date specified in the option agreement. If an optionee's service as a director of the Company is terminated by reason of the optionee's death or permanent disability, or if the optionee's service as a director of the Company is terminated by reason of his or her disability and the optionee dies within one year after such termination of service as a director, then each outstanding option granted to the optionee under the Plan shall terminate on the date one year after the date of such termination of service (or one year after the later death of a disabled optionee) or, if earlier, the date specified in the option agreement. For the purposes hereof, the term "permanent disability" means the continuous inability of an optionee to perform the duties of his or her service as a director for ninety (90) consecutive days, or if during any consecutive twelve (12) month period during his or her term of office, the inability or unwillingness of the optionees to perform his or her duties for a total period of ninety (90) days, either consecutively or not, by reason of ill health, physical or mental illness, or for other causes beyond the optionee's control.

     H. OTHER PROVISIONS. The Board may impose such other conditions with respect to the exercise of options, including, without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

     6. CHANGE IN CONTROL; CAPITAL CHANGES.

     A. CHANGE IN CONTROL. If any event constituting a "Change in Control of the Company" shall occur, all options granted under the Plan which are outstanding at the time a Change of Control of the Company occurs shall immediately become exercisable. A "Change in Control of the Company" shall be deemed to occur if (1) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (2) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (3) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (4) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     B. CAPITAL CHANGES. In the event of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of Common Stock, appropriate adjustment shall be made by the Board to the number of shares which may be issued under the Plan, as well as the maximum number of shares which may be issued to any Non-Employee Director pursuant to
Section 4 hereof, and to the number and option exercise price per share of Common Stock which may be purchased under any outstanding options. In the case of a merger, consolidation or similar transaction which results in a replacement of the Company's Common Stock with stock of another corporation but does not constitute Change in Control of the Company, the Company will make a reasonable effort, but shall not be required, to replace any outstanding options granted under the Plan with comparable options to purchase the stock of such other corporation, or will provide for immediate maturity of all outstanding options, with all options not being exercised within the time period specified by the Board being terminated.

     C. FRACTIONAL SHARES. In the event of any adjustment in the number of shares covered by any option pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded, and each such option will cover only the number of full shares resulting from the adjustment.

     D. DETERMINATION OF BOARD TO BE FINAL. All adjustments under this paragraph 6 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

     7. AMENDMENT AND TERMINATION OF THE PLAN. The Board may amend or terminate the Plan. Except as otherwise provided in the Plan with respect to equity changes, any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Plan, materially increase the benefits under the Plan, or modify the class of persons eligible to receive options under the Plan shall be subject to the approval of the shareholders of the Company. No amendment or termination may adversely affect any outstanding option without the written consent of the optionee. Notwithstanding anything to the contrary contained herein or in any option agreement made hereunder, the provisions of paragraphs 4 and 5(a) of the Plan and any other provision of the Plan or of an option agreement relating to the timing of option grants, the amount of shares covered thereby and the exercise price thereunder may not be amended more than once every six months, and no amendment may be made to the Plan or an option agreement if, as a result of such amendment, the Plan would no longer qualify as a "formula plan" under Rule 16b-3 issued by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934.

     8. NO RIGHTS CONFERRED. Nothing contained herein will be deemed to give any individual any right to be retained or elected or re-elected as a member of the Board.

     9. GOVERNING LAW. The Plan and each option agreement shall be governed in all respects by the internal laws of the State of California without giving effect to the provisions relating to conflicts of law.

     10. TERM OF THE PLAN. The Plan shall be effective as of the date on which stockholder approval of the Plan is obtained. The Plan will terminate on the date ten years after the date on which it is approved by the shareholders of the Company, unless sooner terminated by the Board. The rights of optionees under options outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination and shall continue in accordance with the terms of the option.

                             EQUITY MARKETING, INC.
             THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 27, 1998

    Stephen P. Robeck, Donald A. Kurz and Michael J. Welch, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Common Stock of Equity Marketing, Inc. held of record by the undersigned on April 24, 1998, at the Annual Meeting of Stockholders to be held at 10:00 a.m. on May 27, 1998, at the Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California 90212, and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

1. ELECTION OF DIRECTORS. To elect all nominees.

   Nominees are: Stephen P. Robeck, Donald A. Kurz, Lawrence Elins, Sanford R.
                              Climan, Bruce Raben.

           [ ] AUTHORITY GIVEN                  [ ] AUTHORITY WITHHELD

   For all nominees listed above except:

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2. To ratify the selection of Arthur Andersen LLP as the Company's independent auditor.

    [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

3. To approve the amendments to the Equity Marketing, Inc. Stock Option Plan

    [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

4. To approve the amendments to the Equity Marketing, Inc. Non-Employee Director Stock Option Plan

    [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 THROUGH 4.

 PLEASE MARK, DATE AND SIGN THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

The signer acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith. Unless otherwise specified this Proxy will be voted FOR Proposals 1 through 4.

                                                    IMPORTANT: Please sign
                                                    exactly as name appears
                                                    hereon. Each joint owner
                                                    shall sign. Executors,
                                                    administrators, trustees,
                                                    etc., should give their full
                                                    title.

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                                                            Signature(s)

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                                                                Date

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                                                            Signature(s)

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                                                                Date